UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 22, 2006

Genio Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-28459	22-3360133
(Commission File Number)	(I.R.S. Employer Identification Number)

(561) 279-0140

(Registrant’s Telephone Number, Including Area Code)

4020 S. 57th Avenue, Suite 204, Lake Worth, Florida	33463
(Address of Principal Executive Offices)	(Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers

(b) (c) and (d):

On May 22, 2006, the Board of Directors of Genio Group, Inc. (“Genio”) elected Steven A. Horowitz to the Board.

On May 23, 2006, Robert I. Jarkow resigned from his positions as a director, chief executive officer and chief financial officer with Genio to pursue other interests; and the Board appointed Mr. Horowitz to the positions of acting chief executive officer and acting chief financial officer. Mr. Horowitz will not be receiving a salary from Genio in connection with the aforementioned appointment.

The business experience and qualifications of Steven A. Horowitz are as follows:

Steven A. Horowitz, age 47, a director, has been a private investor since October 2004. Prior to that, he served as a director of CDKnet.com, Inc., a Delaware corporation, from May 1998 through October 2004. During that time he was also, (i) from May 1998 until August 2004, the Chairman and CEO of CDKnet.com and (ii) from October 2002 through January 2004, serving as the President, CEO and Chairman of the Board of Genio Group, Inc. He resigned as an officer of Genio in September 2003 and as a director in January 2004. In addition, since 1988, Mr. Horowitz has been affiliated with Moritt, Hock, Hamroff & Horowitz, LLP, a Garden City, New York-based law firm. Mr. Horowitz holds a degree from Hofstra University School of Law and a Master of Business Administration degree in Accounting from Hofstra University School of Business. Mr. Horowitz is an Adjunct Professor of Law at Hofstra University School of Law. Mr. Horowitz is a member of the American Bar Association and the New York State Bar Association.

Certain Relationships and Related Transactions

During the 2004 and 2005, Mr. Horowitz and his affiliates (the “Horowitz Group”) have made loans to Genio in the aggregate principal amount of $315,000 for which Genio has issued to them convertible debentures, due December 31, 2006, bearing interest at the rate of eight percent (8%) per annum (the “Debentures”). Subject to a limitation on beneficial ownership, the Debentures are currently convertible into shares of Genio’s common stock at a conversion price of $0.0075 per share. In addition, Genio has agreed to file a registration statement covering the resale of the shares of common stock underlying the Debentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENIO GROUP, INC.

/s/ Steven A. Horowitz

By:	Steven A. Horowitz
Its:	Acting Chief Executive Officer

Dated: May 25, 2006